Second Quarter 2003 Earnings
                                 Conference Call
                                 April 24, 2003
                                 10:00 a.m. CDT


Good morning and welcome. Thanks for joining us today to discuss our second quarter results and the Family of Medium Tactical Vehicles A1 Competitive Rebuy program. I'm going to talk to you first about the loss of the FMTV contract, and then we'll move on to second quarter performance.

This was a long, hard-fought battle and I'd like to recognize the extraordinary efforts of the team here at Oshkosh who were involved in bidding for this program. My disappointment in the outcome is tempered by my pride in our effort.

Before I go any further, I must tell you that our remarks that follow, including answers to your questions, include statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed today with the SEC and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements.

Yesterday, we received a debrief on the FMTV award and are just beginning to digest the information we received. Until we've studied the debrief information, we will not be able to comment beyond this morning's remarks on the outcome of the FMTV competition.

Obviously, we are frustrated by the loss of this program, but we remain encouraged by the many opportunities that we have before us. In the immediate future, I'm truly excited about the revenue and margin enhancement opportunities associated with our continuing introduction of the Revolution(TM) composite mixer drum. In the longer term, I view opportunities for introducing the Revolution in the European and Asian markets as very positive as well. We are competing very aggressively for the U.K. Cargo Support Vehicle program that involves a requirement for

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8,500 vehicles. And, of course, our balance sheet supports continued
acquisitions.

Charlie will provide some commentary regarding what this loss means to our earnings going forward. We plan to provide specific guidance on earnings expectations for fiscal 2004 in our third-quarter earnings release and conference call.

This has been a difficult time for this company's defense business, but not without their bright spots. Although the FMTV loss came just days after the Israeli military selected American Truck Company to manufacture medium tactical trucks based on the Czech company Tatra's design under the Foreign Military Sales program, it also followed closely on the heels of our signing the contract for $250 million of Wheeled Tankers and parts support for the U.K. Ministry of Defence, for which we expect to start deliveries in the spring of 2005.

Now, I'll turn the conference call over to Charlie for a more detailed review of our second quarter financial performance.

Charlie:

Thank you, Bob.

Earlier this morning, we reported results for the second quarter of our fiscal year 2003 of $0.81 per share, or $0.04 per share better than our estimates reported in our January 23, 2003 Form 8-K filing, on sales of $453.4 million. Hereafter, I will refer to estimates in that filing as our previous estimates. This compares to earnings per share of $0.70 in the second quarter of fiscal 2002, on sales of $415.6 million. We maintained our estimate of annual earnings per share at $3.70 for fiscal 2003.

All our segments contributed to the 9.1% sales increase in the second quarter. Operating income rose 3.4% to $24.4 million during the second quarter. Net interest expense fell $2.2 million to $3.2 million during the second quarter, which largely contributed to the higher reported earnings per share.

We were again able to effectively manage our cash flow in the second quarter, permitting us to close the second quarter with $137.8 million of debt

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compared to our previous estimate of $175.0 million. Net debt, less cash on hand of $19.8 million, decreased slightly from $118.4 million at December 31, 2002 to $118.0 million at March 31, 2003. This was after making a $12.0 million contribution to our defined benefit pension plans during the quarter, up from $9.6 million contributed during fiscal 2002. Our annual benefit payments under these plans are less than $2.0 million.

Let me expand on individual business segment results.

Fire and Emergency

First, fire and emergency sales rose 18.3% to $141.6 million in the second quarter, and operating income was up 23.3% to $14.3 million, or 10.1% of sales. A strong product mix and favorable manufacturing cost performance contributed to the higher operating income compared to the prior year.

Pierce's backlog was up 1.3% at March 31, 2003, compared to March 31, 2002. The trend of slowing municipal spending generally, and specifically on fire apparatus, continued through our second fiscal quarter and we don't believe that this trend will reverse until some time after the overall U.S. economy recovers. We expect this order slowdown to have minimal effect on fiscal 2003 results because our backlog at Pierce extends through September, except for normal stock truck volume in our production build plan.

Defense

In defense, sales were up 2.7% to $130.6 million in the second quarter due primarily to higher parts sales. Operating income increased 32.5% in the second quarter to $6.7 million, attributable about equally to higher parts sales and lower bid and proposal spending.


Commercial

Compared to the prior year, sales in the commercial segment were up 7.3% in the second quarter to $182.4 million, while operating income was down 6.4% to $11.4 million. Concrete placement sales were up 8.0%, and European refuse sales were up 36.7%, in each case primarily due to higher

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"package" sales of chassis and truck bodies. Domestic refuse sales declined
13.6% in spite of a higher mix of "package" sales compared to "body-only" sales, due to substantially lower body sales to the largest U.S. commercial waste haulers. Margins fell in the second quarter of fiscal 2003 for the commercial segment, primarily due to lower margins on package sales. Basically, it was tough to land orders in the second quarter across the segment.

Our rear-discharge unit backlog was down 3.1% at March 31, 2003 compared to March 31, 2002. Our front-discharge unit backlog had been strong for the last nine months, but also fell 32.6% at March 31, 2003 compared to March 31, 2002. Our domestic refuse unit backlog was down 4.7% at March 31, 2003 compared to March 31, 2002 levels. And, our Geesink Norba Group unit backlog was down 15.0% at March 31, 2003 compared to March 31, 2002.

Corporate

At the corporate level, our expenses were up $2.8 million in the second quarter compared to the prior year due to higher variable compensation, Sarbanes-Oxley Act and related costs and the Company's previously reported plan to increase investments in people and services to build a stronger foundation to target future growth opportunities.

Fiscal 2003 Outlook

Turning to full year fiscal 2003, our estimate of earnings per share remains at $3.70. Our estimates assume no acquisitions. We now estimate consolidated sales of $1.870 billion, up 7.2% from fiscal 2002 sales. That's up from our previous estimate of $1.8 billion. We now expect fire and emergency sales to be up 12.4% to $535.0 million. We are projecting defense sales to increase to $625.0 million, or up 5.1%. And, in the commercial segment, we are projecting sales growth of 5.8% to $718.0 million.

In the U.S. concrete placement market, we are now projecting sales to increase 2.5% for fiscal 2003. In U.S. refuse, we now estimate sales to be flat in fiscal 2003. In European refuse, we now are estimating sales to increase 22.6%. Unfortunately, these estimates of sales increases are

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primarily attributable to a higher mix of "package" chassis and body sales for which we expect to earn lower margins.

We believe that these sales expectations by segment will result in consolidated sales of approximately $495.0 million in each of the third and fourth quarters.

With respect to operating income, we are now projecting consolidated operating income of $112.5 million in fiscal 2003, or up 1.2% compared to fiscal 2002. That's down from our previous estimate of $118.0 million. So, fiscal 2003 earnings growth is really being driven by a projected decline in net interest expense to $13.0 million in fiscal 2003.

By segment, we are projecting fire and emergency operating income will be $53.0 million, or up 8.2%, in fiscal 2003, which is unchanged from our previous estimates.

We are now projecting defense operating income to increase to $47.5 million, or up 16.7%, in fiscal 2003. That's up $3.5 million from our previous estimates due to lower bid and proposal costs than originally estimated, and higher estimated parts sales.

We continued to record margins on the MTVR contract at 4.3% in the second quarter of fiscal 2003. We continue to target 6.0% to 6.5% margins over the contract life. Periodically, we will monitor manufacturing cost performance and durability of fielded trucks, among other matters, and adjust margins accordingly. However, I would like to point out a change that may impact our earnings in fiscal 2004 and 2005 with respect to the anticipated funding of the MTVR wrecker variant by the U.S. Marine Corps, which we expect by January 2004. Previously, we have stated that the timing and number of wrecker variants funded is an important factor in our ability to reach our targeted margins. We have chosen to account for funding of the wrecker variant by recognizing such wrecker sales as a separate contract from the base MTVR contract. The practical effect of this change is that we would not recognize a cumulative catch-up adjustment to earnings when such wreckers are funded, but rather record higher earnings as each wrecker is shipped in fiscal 2004 and 2005. Since we expect to ship about one-half of the anticipated wreckers in fiscal 2005, this change may shift significant earnings from fiscal 2004 into fiscal 2005.

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In the commercial segment, we are lowering our projected operating income by
$6.0 million to $43.0 million, or down about 8.8% in fiscal 2003 compared to fiscal 2002. We are now projecting concrete placement operating income to decline 12.4%, while our previous estimate assumed a 3.5% increase. All the decline is in our rear discharge concrete mixer business where orders slowed in the second fiscal quarter. The reason our sales expectations are up but our earnings expectations are down in concrete placement is that we are realizing a greater proportion of higher value "package" chassis and mixer body sales that are holding sales high. However, we earn a lower margin on "package" sales than "body only" sales so our earnings decline.

In our refuse businesses, we are now projecting our U.S. refuse operating income to decline about 20.0% due to substantially lower purchases by the Big Three waste haulers, while we continue to project our European refuse operating income to increase 15% - 20% due to cost reductions implemented at the Geesink Norba Group. In both the U.S. and Europe, we are now projecting that industry unit volumes will decline over 20% in fiscal 2003 due to the prolonged effect of economic weakness in both markets.

We expect corporate expenses to approximate $31.0 million in fiscal 2003, up from $25.8 million in fiscal 2002 and up from our previous estimate of $28.0 million. Most of the increase from our previous estimate involves planned spending to comply with the Sarbanes-Oxley Act. Yes, we are expecting to spend a couple of million dollars to comply with yet unpublished auditor attestation standards that may impact us in September 2003. The remaining increase reflects investments planned to build our team.

By quarter, we now expect net income to approximate $16.7 million in quarter three and $22.7 million in quarter four. Assuming 17,500,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.95 in quarter three and $1.29 in quarter four. Our new estimates are lower than our previous estimates by $0.10 per share in the third quarter, but up $0.07 per share compared to our previous estimates in the fourth quarter. These quarterly earnings estimates reflect declining earnings per share in the third quarter when we will be challenged by tough comparative earnings in fiscal 2002 when we raised our MTVR contract margins by one percentage point. These estimates also reflect significantly higher earnings in our fourth quarter

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where we expect to benefit from substantially higher defense sales resulting from shipments under our U.K. tank transporter contract.

Of course, there are downsides to every estimate. The world economy may enter a steeper downturn, affecting our commercial segment more than estimated. And, we may not achieve our targeted cost performance. Upsides to these estimates primarily involve the effects of a potential economic recovery. Please refer to our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will rise modestly to $145.0 million at June 30, 2003 and $150.0 million at September 30, 2003. These increases assume $13.0 million of working capital investments under our recently awarded U.K. Wheeled Tanker contract and higher income tax payments in the second half of the year. We expect capital spending to rise to about $30.0 million in fiscal 2003 due to the planned start-up of a U.S. production facility for the Revolution(TM) composite mixer drum.

Fiscal 2004 and Beyond Outlook

Before concluding, I'd like to make a few comments relative to fiscal 2004 because there have been a number of recent developments that will affect our fiscal 2004 outlook. We will not provide detailed guidance with respect to fiscal 2004 until our July 2003 earnings conference call and, as has been our practice, please don't expect us to announce significant earnings growth expectations for 2004 when we provide guidance in July 2003 as we will probably not know whether the U.S. and European economies are in an economic recovery at that time.

In our defense segment, there have been a number of developments. The recent announcement on the FMTV contract will reduce sales expectations beginning in fiscal 2004. We were pleased to be awarded the U.K. Wheeled Tanker contract, but truck system deliveries were delayed from fiscal 2004 into fiscal 2005. Earlier, you heard me remark how our planned accounting for the wrecker variants under the MTVR contract may shift earnings from fiscal 2004 into fiscal 2005. And, you heard me remark that bid and proposal spending in fiscal 2003 was lower than anticipated, thus there will be fewer opportunities to reduce bid and proposal spending in fiscal 2004. Putting these and other developments together, we would expect defense

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operating income in fiscal 2004 to be about flat compared to fiscal 2003.
However, if the U.S. Marine Corps funds the full requirement for wrecker variants under the MTVR contract, then we would expect defense operating income to increase approximately 15.0% in fiscal 2004 from our current fiscal 2003 estimates.

Turning to our fire and emergency segment, municipal budget issues are creating a slowdown in orders for fire apparatus that will challenge us in fiscal 2004. The introduction of our new Side Roll Protection(TM) safety features and other new product introductions should help us gain business to offset lower overall industry purchases of fire apparatus, but the extent of the industry weakness won't be known for several months.

Lastly, we expect our commercial segment will provide the greatest opportunity for earnings growth in fiscal 2004 on two fronts. First, we believe that our Revolution(TM) composite drum has the potential to drive solid earnings growth in our commercial segment as we ramp up to full rate production in our new Revolution production facility. Second, we would expect that the further recent weakening of our concrete placement and refuse sales would provide even greater earnings leverage in an economic recovery.

So, in summary, we continue to believe that fiscal 2004 has the opportunity to be a good year for Oshkosh Truck, but our outlook for the year may develop slowly as the direction of the U.S. and European economies is clarified.

Looking forward to fiscal 2005 and beyond, we would expect declining defense sales as the MTVR contract concludes. By then, we would hope that an economic recovery, the rollout of the Revolution(TM) composite drum and potentially acquisitions would offset such declines and foster continued growth for Oshkosh.

Bob:

Before we open the call to questions, let me share my perspective on where we stand as a company. Today, we reported stronger than expected profit for the second quarter of fiscal 2003, credited largely to the strong performance of our defense and fire and emergency business units. They

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also provide the basis for our continued confidence in our performance for fiscal 2003 as a whole.

We also have several major developments that have bearing on our future performance.

All bidders were recently informed that the U.K. Defence Procurement Agency has postponed selection of a preferred bidder on its Cargo Support Vehicle program until Spring 2004. We attribute this delay to a desire to absorb "lessons learned" from the Iraq conflict before finalizing this program. Each of the four bidders will be asked to submit a best-and-final offer based on slightly revised requirements to be published this summer. At this point, we anticipate that the in-service date would slip proportionate to the award date, but total deliveries might be compressed. The unit estimate - at more than 8,000 trucks - remains unchanged.

Pierce has just introduced the first side roll protection system in the fire truck industry, and was the first to install it in a Class 8 or above truck. This required more than two years of development work and investment. It is a significant development for the fire service, and we believe that the safety benefits associated with this system will help strengthen Pierce's leadership in the fire truck market given the importance of fire fighter safety among departments.

In the refuse market, our primary focus has been on a proposal that we submitted to Waste Management to continue as one of their principal suppliers for 2004 through 2006. We expect that they will announce the outcome of this proposal during our third fiscal quarter. Obviously, given the major impact that Waste Management's capital spending and supplier selection have on the industry, the outcome has major ramifications for McNeilus.

In regard to the Revolution(TM) mixer, progress remains smooth on the construction of our US production facility, located about 25 miles from McNeilus's Dodge Center, Minnesota, headquarters. We continue to expect to reach full-rate production during the first quarter of fiscal 2004. The Revolution product carries with it the potential to drive solid earnings growth in our commercial segment.

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As a company, I'm encouraged by our ability to hold our own in a continuing difficult economic environment. However, the solid opportunities that we see in each of our markets are tempered by weakening market conditions in our commercial business and by a deterioration of the municipal market outlook due to state budget shortfalls. And, although the war in Iraq appears to be largely over, the economic impact of the war and its aftermath are yet to be known. In my opinion, the economic recovery, when it comes, will be a slow and steady one, not characterized by a sudden turnaround as many had originally hoped.

The true test of a world-class company and its people lies not in the good times, but in how they face challenges. We face them head on. Oshkosh is a strong company with solid growth potential, regardless of the FMTV contract outcome. We are well positioned as a long-term partner for the U.S. military, U.K. Ministry of Defence and other major defense forces worldwide. And, we are at the forefront of technology development to drive our fire and emergency and commercial businesses.

We continue to manage our company conservatively, with an active acquisitions strategy to supplement our organic growth prospects.

Operator, please announce the question and answer session.


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